Exhibit 10.6

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into by and between DESTINATION MATERNITY CORPORATION, a Delaware corporation (the “Company”) and the undersigned individual (the “Employee”).

WHEREAS, in the course of his or her employment (or continued employment) with the Company, the Employee will be provided with access to the Company’s trade secrets and confidential information; and

WHEREAS, in an effort to protect the Company’s trade secrets and confidential information, amongst other reasons, the Company and the Employee desire to set forth in writing certain terms and conditions of their employment relationship including, but not limited to, restrictions imposed upon the Employee pertaining to use by the Employee of such information.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.	CONFIDENTIAL INFORMATION: Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to his or her employment, including, but not limited to, information relating to:

a.	the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.	the Company’s marketing plans and projections;

c.	lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.	the methods of importing and exporting used by the Company;

e.	manuals and procedures created and/or used by the Company;

f.	trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.	software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

The Employee assigns to Company any rights he or she may have in any Confidential Information. The Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

The Employee agrees not to disclose to Company or use for its benefit any confidential information that he or she may possess from any prior employers or other sources.

2.

SURRENDER OF MATERIALS: The Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Employee’s employment, all documents, copies thereof and other materials in the Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the

Employee). The Employee will be responsible for the value of all Company or customer property that is not timely returned. The Employee authorizes the Company to deduct the fair market value of such property from any monies owed to him or her.

3.	NON-COMPETITION AND NON-SOLICITATION: The Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 1 of this Agreement, and that in the course of his or her employment (or continued employment) by the Company, the Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

a.	Accordingly, the Employee agrees that during the period of his or her service with the Company and its affiliates, and for the twenty-four (24) month period following immediately thereafter (regardless of the reason for the cessation of such service and regardless of whether such cessation was initiated by the Company or the Employee), the Employee will not directly or indirectly:

(i) on the Employee’s behalf, or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(ii) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant, or use or permit the Employee’s name to be used in connection with: (a) any entity offering for sale or contemplating offering for sale any Conflicting Product, (b) any Competing Business, or (c) any entity which would require by necessity use of Confidential Information.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Product includes, but is not limited to maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture or sale of any maternity or nursing apparel or related accessories, or in any other business engaged in by the Company at the time of Employee’s termination of employment from the Company within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage.

b.

During the period of Employee’s service with the Company and its affiliates, and for the twenty-four (24) month period following immediately thereafter, the Employee will not induce, attempt to induce (or in any way assist any other person in inducing or attempting to induce) any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor or other person to terminate or modify any agreement, arrangement, relationship or course of dealing with the Company.

Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

c.	The Employee acknowledges that any breach by him or her of the provisions of this Section 3 (the “Restrictive Covenants”), whether or not willful, will cause continuing and irreparable injury to the Company for which monetary damages alone would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce the Restrictive Covenants, assert the claim or defense that such an adequate remedy at law exists. If there is a breach or threatened breach of any of the Restrictive Covenants, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

d.	The Employee agrees to disclose the existence and terms of the Restrictive Covenants to any person for whom the Employee performs services for during the 24 month period immediately following any cessation of his or her service with the Company and its affiliates.

e.	The Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the Employee’s position within the Company, and that the Company would not have entered into that certain Executive Employment Agreement between the Company and the Employee dated on or about the date hereof (the “Employment Agreement”) or otherwise agreed to provide the increased severance protection described in the Executive Employment Agreement in the absence of the Employee’s execution of this Agreement.

4.	OTHER CONDITIONS OF EMPLOYMENT: The Employee shall be subject to other terms and conditions of employment as set forth in the prevailing Company: a) Team Member Handbook, b) insider trading policies, and c) any other Company policies, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

5.

GOVERNING LAW AND RELATED MATTERS: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. The Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by the Company in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania. The Employee hereby waives, to the fullest extent permitted by law, any objection that he or she may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company. In the event the Company files suit against the Employee for any reason, or in the event the Company is otherwise involved in litigation concerning this Agreement or the employment relationship between the parties, and a court of competent jurisdiction finds in favor of the Company on any such matter, the Employee shall reimburse the Company its reasonable costs and attorney’s fees incurred in connection with such suit.

The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. The Employee agrees that such scope may be judicially modified accordingly.

6.	ASSIGNMENT: The Company may assign its rights under this Agreement to any affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The obligations of Employee hereunder are personal to him or her and may not be assigned.

7.	ENTIRE AGREEMENT: This Agreement, together with the Executive Employment Agreement, Sections 5-12 of that certain Employment Agreement between Executive and the Company executed on July 14, 2006 and Sections 4-8 of that certain Change in Control Agreement between Executive and the Company executed July 14, 2006 represent the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

8.	ACKNOWLEDGMENTS: The Employee acknowledges that he or she was provided with an ample opportunity to read, ask questions, seek clarification, and seek counsel with respect to this Agreement before executing it. The Employee acknowledges that he or she has read this Agreement in its entirety and understands all of its terms and conditions. Finally, Employee acknowledges receipt of a signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have each executed this instrument on the day and year written below, respectively.

Destination Maternity Corporation		Employee

By:	/s/ Edward M. Krell	By:	/s/ Ronald J. Masciantonio
Title:	Chief Executive Officer	Printed Name:	Ronald J. Masciantonio
Date:	July 16, 2009	Date:	July 16, 2009
Executed At:	Philadelphia, PA	Executed At:	Philadelphia, PA